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                                                         SEC FILE NUMBER
                                                    033-07160-A
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                                                          CUSIP NUMBER
                                                    638910 30 7
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


(Check one): |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q
             |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

        For Period Ended: June 30, 2008

        |_| Transition Report on Form 10-K
        |_| Transition Report on Form 20-F
        |_| Transition Report on Form 11-K
        |_| Transition Report on Form 10-Q
        |_| Transition Report on Form N-SAR

For the Transition Period Ended:________________________________________________

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Naturade, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

2099 S. State College Blvd., Suite 210
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Address of Principal Executive Office (Street and Number)

Anaheim, CA 92806
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City, State and Zip Code

PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense


    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion
|X| thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Due to the significant time involved, the complex nature of the accounting carrying over from the Registrant's recent Chapter 11 Bankruptcy matter before the Court and related legal matters, the Registrant requires additional time to complete the financial statements required by the Registrant's Quarterly Report on Form 10-Q (Form "10-Q"). As a result, the Registrant will not be able to timely file the Form 10-Q without unreasonable effort and expense.

         The Registrant anticipates it will be able to file the Form 10-Q within the extension period permitted by this filing.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Adam Michelin                 714                 860-7600
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                (Name)                  (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer
      is no, identify report(s).     Yes  |X|   No |_|

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                       Yes |_|    No |X|

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                                  NATURADE, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  August 14, 2008                   By /s/ Adam Michelin
      ------------------------             ----------------------------------
                                           Adam Michelin, CEO


---------------------------------ATTENTION--------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C.1001).
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